Exhibit 10.7

Execution Version

AMENDED AND RESTATED TRADEMARK

AND INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS TRADEMARK AND INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”) is made as of July 31, 2007, by and among HABIT HOLDING COMPANY, LLC, a California limited liability company (“Licensor”), REICHARD BROS. ENTERPRISES, INC., a California corporation (“Licensee”), BRENT REICHARD and BRUCE REICHARD.

RECITALS

WHEREAS, in connection with the transaction contemplated by that certain Trademark Assignment Agreement, by and between Licensor and, Licensee dated as of February 11, 2004 (the “Assignment Agreement”), Licensor acquired from Licensee (a) all rights in and to the service marks, trademark, trade names and logotypes more particularly described on Exhibit A attached hereto (collectively the “Marks”); and (b) all rights, title and interest of Licensee in the System (defined below) and certain other related-intellectual-property, including recipes, products, formulas, cooking techniques, operating methods, trade secrets, copyrights (which may include artwork, specimen advertisements, coupons, and other promotional literature) and related materials developed by Licensee or its principals and heretofore used in operating the Businesses (which together with the Marks, is referred to herein as the “Intellectual Property”); and

WHEREAS, Licensor engages in the business of developing, owning and operating, and licensing and franchising others to develop, own and operate quick-casual and quick-service restaurants under the Marks (each a “Business” and collectively the “Businesses”) and in accordance with a distinctive system for operating such restaurants, as the same may be modified from time to time (the “System”); and

WHEREAS, Licensee, itself or as the general partner of one or more limited partnerships, currently operates Businesses at several locations in Santa Barbara County, California (which, as its borders are currently constituted as of the date hereof, is referred to herein as the “Territory”); and

WHEREAS, pursuant to the Assignment Agreement and a Trademark and Intellectual Property License Agreement, dated February 11, 2004, by and between Licensor and Licensee, Licensor granted Licensee a royalty-free license to use the Intellectual Property in the Territory, in accordance with the terms and conditions of this Agreement; and

WHEREAS, pursuant to the Recapitalization Agreement (the “Recapitalization Agreement”), dated as of July 27, 2007, by and among The Habit Restaurants, Inc., a California corporation, stockholders of The Habit Restaurants, Inc. party thereto, HR Burger, LLC, a Delaware limited liability company, and Bruce Reichard, it is a condition to the obligation of HR Burger, LLC to consummate the transactions contemplated by such agreement that Licensor and Licensee amend and restate this Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein and in the Assignment Agreement, the parties hereto agree as follows:

ARTICLE I.

GRANT OF LICENSE

1.1. Grant of License

Licensor hereby grants to Licensee, and Licensee hereby accepts, a license to use, and to sublicense the use of (as hereinafter provided) the Intellectual Property in, and only in, the Territory, in connection with the operation, marketing and promotion of Businesses in the Territory, upon the terms and subject to the provisions of this Agreement.

1.2. Exclusivity.

Licensee’s rights to use the Intellectual Property shall be exclusive within the Territory and Licensor shall not directly; or by license, franchise or otherwise, authorize others to use the Intellectual Property in the Territory, except that Licensor expressly reserves the right directly and indirectly, itself and through its employees, affiliates, representatives, licensees, franchisees, assigns, agents and others:

(a) to produce, license, distribute and market products (whether or not under or using the Intellectual Property), including pre-packaged food, snacks and beverage products; books; clothing; souvenirs and novelty items; through any outlet except a restaurant (regardless of its proximity to the Businesses operated or sublicensed by Licensee), including grocery stores, supermarkets and convenience stores and through any distribution channel, at wholesale or retail, including by means of the internet, mail order catalogs, direct mail advertising and other distribution methods; and

(b) to advertise and promote the System and the Marks at any location and through any media, within and outside the Territory; provided such advertising and promotion does not state or imply that Licensee’s (or Licensee’s sublicensees) are participants in any promotional program, unless Licensee gives its prior written consent.

1.3. Quality Control: Consistency.

(a) Licensee agrees to ensure that (i) its Businesses and those of its sublicensees shall be conducted in a first-class manner, consistent with Licensee’s operation of the Businesses as of the date of this Agreement (including operating style, ingredients, standards and quality control), (ii) the goods offered pursuant to this Agreement shall be of high standard and quality, consistent with the goods offered by Licensee as of the date of this Agreement, and (iii) Licensee’s and its sublicensees’ use of the Intellectual Property on and in connection with food products, menus, signs, displays, advertising and other promotional materials and in connection with the operation of the Businesses, shall conform to the requirements of this Agreement. Licensee and its sublicensees shall use commercially reasonable efforts to ensure that all goods offered pursuant to this Agreement will be manufactured, sold, and distributed in accordance with all applicable federal, state and local laws, regulations, and industry standards.

(b) Licensee shall allow Licensor, upon reasonable request, accompanied by a representative of Licensee to observe Licensee’s conduct of any Businesses operated by Licensee or any of its permitted sublicensees at any time during normal business hours to determine if it is complying with its obligations under this Agreement.

(c) Licensor and Licensee acknowledge and agree that it is in the best interest of the Intellectual Property and the System, and therefore in each of their best interests, that all restaurants which use any of the Intellectual Property and the System are operated in a largely consistent manner (for example with exceptions for minor regional preferences and minor differences in decor and menu items). Consequently, Licensee shall continue to operate its restaurants which use any of the Intellectual Property or the System consistent (to the extent described in the preceding sentence) with the use of the Intellectual Property and the System in restaurants operated by the Licensor which use the Intellectual Property or the System, as the Licensor’s use may evolve over time. Except to the extent that the Licensor has consented otherwise in writing, Licensee shall adopt any enhancement to the Intellectual Property or the System adopted across all or substantially all of the Licensor’s System unless the Licensee reasonably believes in good faith that a particular enhancement will have an adverse effect on its business. In determining in good faith whether a particular enhancement will have an adverse effect on its business, License may consider, among other things: the limitations imposed by the locations of the Licensees’ restaurants; the Licensee’s operating history with the enhancement; the degree to which the enhancement is likely to impose an undue burden on the Licensee’s operational infrastructure; and differences in the restaurant market in Santa Barbara County vs. the restaurant markets in which the Licensor operates. Further, except to further consistency with the Licensor as described above or to the extent Licensor has consented otherwise in writing, Licensee may not materially deviate from its use of the Intellectual Property or the System as the Intellectual Property and the System is used by Licensee as of the date of this Agreement. Licensor and Licensee acknowledge and agree that the following items are among the most important for the maintenance of consistency as described in this Section 1.3(c) (in no particular order): decor; day parts; hours of operation; menu offerings; ingredients; recipes; cooking techniques; operating system; order tracking and service systems and procedures; and paper and packaging.

ARTICLE II.

TERM OF LICENSE

This Agreement shall be effective as of the date hereof and shall continue unless and until terminated as provided herein.

ARTICLE III.

NO LICENSE FEE OR ROYALTY

Licensee shall not pay Licensor a fee or royalty for the license granted to Licensee hereunder.

ARTICLE IV.

MARKS AND OTHER INTELLECTUAL PROPERTY

4.1. Non-Ownership of Intellectual Property.

Nothing herein shall give Licensee any right, tide or interest in or to the Intellectual Property, except a license to utilize the same in connection with the Businesses according to the terms and conditions contained herein. Licensee acknowledges and agrees that all use of the Intellectual Property shall inure to the benefit of and be on behalf of Licensor, and agrees to assist Licensor in recording this Agreement with the appropriate governmental authorities.

4.2. Use of Marks.

Licensee agrees to use the Marks only in the form and manner and with the appropriate legends as reasonably prescribed from time to time by Licensor.

4.3. Indemnification: Insurance.

(a) Licensor assumes no liability to Licensee or to any third parties with respect to any defects in the Intellectual Property arising prior to the date of this Agreement, or with respect to the quality, performance or characteristics of any of the goods manufactured or sold or services provided by Licensee under the Intellectual Property pursuant to this Agreement. Licensee agrees that Licensor shall have no liability, and that Licensee will indemnify and hold Licensor harmless from any and all loss, damage, penalty and expense (including attorneys’ fees, other professional fees and other costs and expenses) arising out of any claim or lawsuit (whether threatened or pending) based upon: (1) Licensee’s use of the Intellectual Property; (2) Licensee’s operation of its Businesses or the design, manufacture, promotion, sale, or use of any product under this Agreement; (3) the breach by Licensee of this Agreement or any warranties, representations, agreements, or duties, such as tort duties; (4) the violation by Licensee of any applicable law or regulation; or (5) the infringement or violation by Licensee of any proprietary interest of any other Person (other than through use of the Intellectual Property licensed hereunder in compliance herewith).

(b) Licensee agrees that it will obtain and maintain, at its sole expense, insurance from a recognized insurance company which has qualified to do business in the state of California, including, without limitation, products, personal injury, advertising and contractual liability coverage (other than infringement of intellectual property), which includes Licensor as an additional named insured. The amount of coverage shall an amount reasonable in size in light of Licensee’s business, but in no event less than $2,000,000 combined single limit (with no more than a $25,000 deductible amount) for each single occurrence. Upon execution of this Agreement, Licensee shall furnish Licensor with a certificate of insurance issued by a recognized insurance company evidencing the required coverage. In no event may Licensee operate any Businesses or manufacture, advertise, distribute, offer for sale or sell any products under the Intellectual Property prior to Licensor’s receipt of such certificate of insurance. Such insurance must provide that it may not be canceled except upon thirty (30) days written notice to Licensor. The purchase of insurance and the furnishing of certificates by Licensee shall not limit Licensee’s obligations hereunder or in any way modify Licensee’s agreement to indemnify Licensor as set forth herein.

4.4. Defense of Intellectual Property.

In the event that Licensor or Licensee receives notice; or is informed of any claim, suit or demand against either of them on account of Licensee’s use of the Intellectual Property in accordance with this agreement, alleging such use constitutes infringement, unfair competition or other violation of law relating to the Intellectual Property, they shall promptly notify the other of any such claim, suit or demand. Licensor shall have the exclusive right to defend, compromise or settle any such claim, at Licensor’s sole cost and expense using attorneys of its own choosing, and Licensee agrees to cooperate fully with Licensor in connection with the defense of any such claim. Licensee, at its expense and with Licensor’s consent, which shall not be unreasonably withheld, may participate in the defense of any such claim through counsel of its own choosing.

4.5. Protection of Rights in the Intellectual Property: Prosecution of Infringing Party.

(a) Licensor shall maintain at its expense the Intellectual Property in full force and effect. Licensee agrees to assist Licensor to the extent necessary in the procurement or maintenance of the Intellectual Property, at Licensor’s expense. Licensee shall not use or attempt to register any trademark similar to Licensor’s trademarks, either alone or as part of another mark.

(b) In the event that Licensor or Licensee shall receive notice or is informed or learns that any third party, which either of them believes to be unauthorized to use the Intellectual Property, is using the Intellectual Property or any variant thereof in the Territory, they shall promptly notify the other of the facts relating to such alleged infringing use. Licensor shall have the exclusive right, at its expense, to take action against any such third person on account of such alleged infringement of the Intellectual Property as Licensor deems appropriate, and compromise or settle any such claim. Licensee agrees to cooperate fully with Licensor in connection with the prosecution of any such claim. Licensee, at its expense and with Licensor’s consent, which shall not be unreasonably withheld, may participate in the prosecution of any such claim through counsel of its own choosing.

4.6. Modifications of Intellectual Property.

From time to time Licensor may supplement, add to or modify the Intellectual Property. If Licensor supplements, adds to or modifies the Intellectual Property, Licensee and its sublicensees shall have the right to use the supplemental, additional or modified Intellectual Property, subject to the terms of this Agreement. Neither Licensee, nor any sublicensee, shall modify, or alter the Intellectual Property, or combine or use the Marks together with the trademark, service marks, logos, or slogans of any other Person (as defined below), without the prior written consent of Licensor.

4.7. Acts in Deregation of the Intellectual Property.

Licensee acknowledges and agrees that the Intellectual Property are the exclusive property of Licensor, and Licensee now asserts no claim and will hereafter assert no claim to any goodwill, reputation or ownership thereof by virtue of Licensee’s licensed use thereof, or otherwise. Licensee agrees that it will not do or permit any act or thing to be done in derogation of any of the rights of Licensor in connection with the same, and that it will use and sublicense the use of the Intellectual Property only for the uses and in the manner licensed hereunder as herein provided.

4.8. Prohibition Against Disputing Licensor’s Rights.

Licensee shall not, and Licensee shall cause its sublicensees to agree not to, in any way (a) dispute or impugn the validity of the Marks licensed hereunder, or the rights of Licensor thereto, or (b) challenge the rights of Licensor, its affiliates, or their respective licensees or franchisees to use the same outside the Territory, or as otherwise permitted by paragraph

4.9. Confidentiality.

The Licensee and its sublicensees will not at any time use or disclose the System (including recipes of products offered by the Businesses) except as necessary to conduct the Businesses, any part of the System or any information and other methods of operation.

4.10. Compliance with Settlement Agreement.

The Licensee shall, and shall cause its subsidiaries, affiliates and sublicensees to, comply with the terms and conditions of the Settlement Agreement and Release, entered into as of January 7, 2004, by and between Frank Pezeshki and the The Habit Restaurants, Inc., Brent Reichard, Woodland Hills Habit, L.P, and Reichard Bros. Enterprises, Inc.

ARTICLE V.

SUBLICENSING

Licensee shall have the right to grant licenses to any Controlled Person to use the Intellectual Property in connection with such Controlled Person’s operation of Businesses pursuant to written agreements between licensee and such Controlled Person. Each sublicense granted by Licensee shall be subject to and require the sublicensee to comply with all of the terms and conditions set forth herein, and shall otherwise comply with, and be granted in accordance with, all applicable laws. Each sublicense granted by Licensee, unless Licensor consents in writing to its continuance, shall terminate automatically in the event that such Person ceases to be a Controlled Person, unless such Person ceases to be a Controlled Person by reason of the death or disability of Brent or Bruce Reichard, in which case such sublicense shall terminate on the anniversary of such event. In the event of the termination of this Agreement, Licensor shall have the right to enforce all of Licensee’s rights against such Persons pertaining to the use of the Intellectual Property. As used herein:

The term “Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity.

The term “Controlled Person” means Brent Reichard, Bruce Reichard, and any Person directly or indirectly controlled by, or under direct or indirect common control with, Brent Reichard and/or Bruce Reichard.

ARTICLE VI.

ASSIGNMENT

6.1. Assignment by Licensor.

Licensor shall have the right to assign this Agreement, and all of its rights and privileges hereunder to any Person without Licensee’s prior consent provided the assignee agrees to assume and thereafter perform all obligations of “Licensor” hereunder.

6.2. Assignment by Licensee.

Licensee shall have the right to assign this Agreement, and all of its rights and privileges hereunder to any Controlled Person without Licensor’s prior consent, provided the assignee agrees to assume and thereafter perform all obligations of “Licensee” hereunder. Upon any such assignment, the assignor shall have no further rights hereunder, but shall remain liable under this Agreement following the date of such assignment for the acts or omissions of the assignor as if it were still party hereto.

ARTICLE VII.

TERMINATION

7.1. Termination for Cause.

Licensor shall have the right to terminate this Agreement: (a) immediately and without prior notice to Licensee in the event a Petition be filed by or against Licensee under the United States Bankruptcy Act, which said Petition is not dismissed within sixty (60) days or upon the appointment of any receiver or trustee to take possession of the properties of Licensee or upon any equestration by governmental authority of Licensee, or (b) immediately, upon written notice if Licensee fails to comply with, or to require any sublicensee to comply with, any material provision of this Agreement following not less than sixty (60)-days written notice of such default to Licensee, and provided that, if curable, Licensee fails to cure such default within such period. Notwithstanding the foregoing, if the default cannot be cured within such sixty (60) day period, such period shall be extended for a reasonable period of time provided that Licensee has promptly commenced to cure such default, or promptly taken action to cause its sublicensee to cure such default, as applicable, and thereafter continues to diligently pursue the completion of the cure.

7.2. Termination upon Transfer

Unless the Licensor consents in writing to its continuance, this Agreement shall terminate automatically in the event that the Licensee transfers this Agreement or grants a sublicense to a Person which is not a Controlled Person or in the event a Controlled Person to which this Agreement has been transferred or to which a sublicense has been granted ceases to be a Controlled Person (unless the Licensee or sublicensee has complied with Article VIII with respect to such transfer or event), provided, that if such Person ceases to be a Controlled Person by reason of the death or disability of Brent or Bruce Reichard, this Agreement will terminate on the anniversary of such event.

7.3. Effect of Termination.

Upon termination of this Agreement, Licensee agrees to discontinue, and require its sublicensees to discontinue, immediately all use of the Intellectual Property and any term confusingly similar thereto, and the Intellectual Property, and to delete the Marks from its corporate or business name, to cooperate with Licensor or its appointed agent to apply to the appropriate authorities to cancel all fictitious business name filings containing the Marks, or any of them, from all government records, and that all rights in the Intellectual Property and the goodwill connected therewith shall remain the property of Licensor.

Following any termination of this Agreement by reason of a transfer of the Agreement to a Person that is not a Controlled Person (but not following a sublicense to a Person that is not a Controlled Person) or by reason of a Controlled Person ceasing to be a Controlled Person (but not a sublicensee), Licensor shall (if requested to do so by the transferee or the former Controlled Person) negotiate in good faith a More Detailed License Agreement with the proposed transferee or former Controlled Person. The term, “More Detailed License Agreement” means a perpetual (except in the event of breach), royalty-free license agreement that affords to the Licensor control over the Licensee’s business akin to the control a franchisor would have over the business of a franchisee under a typical franchise agreement.

ARTICLE VIII.

RIGHT OF FIRST REFUSAL

8.1. Sale Notice.

If any of the Licensor, Brent Reichard or Bruce Reichard receives or otherwise negotiates, and intends to accept, a written, bona fide, offer to purchase all or a controlling interest in, or significant assets of, the Licensee or any sublicensee, or the Licensee and/or any or all sublicensees as a group, to a prospective buyer, such Person shall provide the Licensor written notice of such offer (a “Sale Notice”). The Sale Notice must include the principal terms of the proposed sale, including the purchase price and the name, address and occupation or line of business of the prospective buyer.

8.2. Refusal Right.

Within 30 days after the receipt of the Sale Notice, the Licensor may elect to purchase all, but not less than all, of the interest or assets proposed to be transferred to the prospective buyer for the same price (which the Licensor may pay in cash) and on the other terms contained in the Sale Notice by delivering written notice (the “First Refusal Notice”) of such election to the prospective seller. During such 30 day period, the seller(s) shall provide the Licensor with access to its (and/or to the Person(s) whose interests or assets are proposed to be sold’s) books and records, facilities, tax returns, employees and other aspects of its business, and shall cooperate and provide to the Licensor such information as the Licensor may reasonably request, such that the Licensor may conduct a due diligence investigation of the Person whose interests or assets are proposed to be transferred. If the Licensor does not deliver a timely First Refusal Notice, it shall be deemed to have waived all of its rights to purchase such interest or assets prior to the proposed sale to the prospective buyer, and the prospective seller shall thereafter be free to sell the interests or assets to the proposed buyer at a price no less than the price set forth in the Sale Notice, and on other principal terms not substantially more favorable to the prospective buyer than those set forth in the Sale Notice, without any further obligation to the Licensor pursuant to this Article VIII. If, prior to consummation, the terms of the proposed sale change with the result that the purchase price is less than the price set forth in the Sale Notice or the other principal terms are substantially more favorable to the Prospective Buyer than those set forth in the Sale Notice, the prospective seller must furnish a separate Sale Notice, and the terms of this Article VIII must be separately complied with, in order to consummate such proposed sale.

8.3. Closing.

The closing of any purchase pursuant to this Article VIII will take place as soon as reasonably practicable, and in no event later than 30 days after termination of the 30 day exercise period described above at the principal office of the Licensor or at such other time and location as the parties to such purchase may mutually determine. At the closing of any purchase and sale pursuant to this Article VIII, the seller(s) of the interests or assets to be sold shall deliver to the Licensor the interests or assets being conveyed, free and clear of any lien or encumbrance and by way of execution and delivery of such conveyancing documentation as the Licensor reasonably requests, and the Licensor shall pay to the seller(s) the purchase price by wire transfer of immediately available federal funds. The delivery of the interests or assets by the seller(s) shall be deemed a representation and warranty by such seller(s) that: (a) such Person has full right, title and interest in and to the interests or assets being transferred, (b) such Person has all necessary power and authority and has taken all necessary action to transfer such interests or assets as contemplated, and (c) such interests or assets are free and clear of any and all liens or encumbrances.

8.4. Application to Transferees and Sublicensees.

The Licensee shall require any transferee or sublicensee of this Agreement to agree to be subject to the right of first refusal contained in this paragraph 8.4, and shall make the Licensor a third party beneficiary of such rights; provided, however, that if the Licensee or a sublicensee complies with this Section 8.4 with respect to all or a controlling interest in, or significant assets of, the Licensee or any sublicensee, and the Licensor does not exercise its purchase right under this Article VIII, this Article VIII will not apply to any subsequent transfer of such Licensee or sublicensee, controlling interest or significant assets.

ARTICLE IX.

GENERAL CONDITIONS AND PROVISIONS

9.1. Relationship of Licensee to Licensor.

Neither Licensor nor Licensee is the employer, employee, agent, franchisor, franchisee, partner or co-venturer of or with the other, each being independent. Licensee agrees that it will not hold itself out as the agent, employee, franchisee, partner or co-venturer of Licensor. All employees hired by or working for Licensee shall be the employees of Licensee and shall not, for any purpose, be deemed employees of Licensor or subject to Licensor’s control.

9.2. Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Licensor and Licensee subject to the restrictions on assignment contained in this Agreement. The parties expressly acknowledge and agree that it is anticipated that Licensor will merge with and into The Habit Restaurants, LLC, a Delaware limited liability company, and that the surviving company of such merger will succeed to Licensor’s rights and obligations hereunder.

9.3. Governing Law.

This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of California without regard to the rules of conflicts of laws.

9.4. Entire Agreement.

This Agreement, the Assignment Agreement and the Recapitalization Agreement contain all of the terms and conditions agreed upon by the parties hereto with reference to the subject matter hereof. No other agreements, oral or otherwise, shall be deemed to exist or to bind any of the parties hereto and all prior agreements and understandings are superseded hereby. No officer, employee or agent of Licensor has any authority to make any representation or promise not contained in this Agreement, and Licensee agrees that it has executed this Agreement without reliance upon any such representation or promise. This Agreement cannot be modified or changed except by a written instrument signed by the parties hereto.

9.5. Titles for Convenience.

Article and paragraph titles used in this Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any of the terms, provisions, covenants, or conditions of this Agreement.

9.6. Severability.

Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law. Whenever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the provision of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. In the event that any part, article, paragraph, sentence or clause of this Agreement shall be held to be indefinite, invalid or otherwise unenforceable, the indefinite, invalid or unenforceable provision shall be deemed deleted, and the remaining part of this Agreement shall continue in full force and effect. If any tribunal or court of appropriate jurisdiction deems any provision hereof, other than for the payment of money, unenforceable, such provision shall be modified only to the extent necessary to render it enforceable and this Agreement shall be valid and enforceable and the parties hereto agree to be bound by and perform the same as thus modified.

9.7. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to be one and the same instrument.

9.8. Fees and Expenses.

Should any party hereto commence any action or proceeding for the purpose of enforcing or preventing the breach of any provision hereof, or for damages for any alleged breach of any provision hereof, or for a declaration of such party’s rights or obligations hereunder, then the prevailing party shall be reimbursed by the losing party for all costs and expenses incurred in connection therewith, including, without limitation, attorneys’ fees, for the services rendered to such prevailing party.

9.9. Notices.

All notices which the parties hereto may be required or may desire to give under or in connection with this Agreement shall be in writing and shall be sent certified mail, return receipt requested, postage prepaid, to such address as each of the parties hereto may designate from time to time.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

“LICENSOR”:

HABIT HOLDING COMPANY, LLC

By:	/s/ Brent B. Reichard
Brent B. Reichard, Manager

By:	/s/ David C. Nordahl
David C. Nordahl, Manager

“LICENSEE”:

REICHARD BROS. ENTERPRISES, INC.

By:	/s/ Brent B. Reichard
Brent B. Reichard, President

/s/ Brent Reichard
Brent Reichard

/s/ Bruce Reichard
Bruce Reichard

[SIGNATURE PAGE TO AMENDED AND RESTATED LICENSE AGREEMENT]

Exhibit A

List of Trademarks

1.	Service Mark Principal Register No. 2,397,691 (October 24, 2000).

2.	Service Mark Principal Register No. 2,372,967 (August 1, 2000).

3.	Service Mark Principal Register Application Serial No. 2,850,583 (June 8, 2004).

4.	Trademark Registration No. 1,557,088 (Issued September 19, 1989; Assigned March 3, 2003).

5.	California Service Mark Registration No. 049557 (April 24, 1998).

6.	California Service Mark Registration No. 058509 (December 5, 2003).

7.	Service Mark Principal Register No. 3,157,572 (October 17, 2006)

8.	Service Mark Principal Register No. 3,158,670 (October 17, 2006)